Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of the name Troy-Ikoda Limited and of references to Troy-Ikoda Limited and to the inclusion of and references to our report, or information contained therein, dated 26th February 2004, prepared for ATP Oil & Gas (UK) Limited in the ATP Oil & Gas Corporation annual report on Form 10-K for the year ended 31st December 2003, and the incorporation by reference to the report prepared by Troy-Ikoda Limited into ATP Oil & Gas Corporation’s previously filed Registration Statements on Form S-1 (No. 333-46034), Form S-3 (No. 333-105699) and on Form S-8 (No. 333-60762).

Troy-Ikoda Limited

26th February 2004